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                                                                 Exhibit (D)(xi)

                             CONTRIBUTION AGREEMENT

      THIS CONTRIBUTION AGREEMENT is made at the Effective Time on the [*] day of April, 2004,

BETWEEN:

         MDS INC.,
         a corporation existing under the laws of Canada,

         (hereinafter referred to as the "VENDOR"),

                                     - and -

         MDS LABORATORY SERVICES, L.P.,
         a limited partnership existing under the laws of the Province of Ontario, by its general partner, MDS LABORATORY SERVICES INC., a corporation existing under the laws of Canada,

         (hereinafter referred to as the "PURCHASER").

      WHEREAS the Vendor is reorganizing the Labs Business (as defined below) pursuant to a plan of arrangement (the "ARRANGEMENT") involving Hemosol Inc., its securityholders and the Vendor under Section 182 of the Business Corporations Act (Ontario) (the "OBCA") effected through the filing of articles of arrangement dated the date hereof with the Director under the OBCA;

      AND WHEREAS the Vendor carries on the Labs Business and is the owner of the Purchased Assets (as defined below);

      AND WHEREAS, as one of the steps in the Arrangement, the Vendor will sell and the Purchaser will purchase the Purchased Assets in consideration for the issuance to the Vendor by the Purchaser of the Consideration Units (as defined below) and the assumption by the Purchaser of the Assumed Liabilities (as defined below), all in accordance with the provisions hereof;

      THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, representations and warranties of the Parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties covenant and agree as follows:


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                                   ARTICLE 1
                                 INTERPRETATION

1.1         DEFINITIONS

            Where used in this Agreement, unless the context requires otherwise, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      "ARRANGEMENT AGREEMENT" means the arrangement agreement dated as of February 11, 2004 between Hemosol Inc. and the Vendor;

      "ASSUMED CONTRACTS" means all contracts (written or otherwise) that the Vendor is party to immediately prior to the Effective Time which are related solely and exclusively to the Labs Business, in each case together with all rights, benefits, privileges and obligations of the Vendor thereunder;

      "ASSUMED LIABILITIES" has the meaning set out in subsection 3.3(a);

      "CONSIDERATION UNITS" means 9,999 partnership units of the Purchaser;

      "EFFECTIVE TIME" means that time after 12:01 a.m. (Toronto time) on the date hereof at which the transfer of the Purchased Assets contemplated by this Agreement is deemed to occur in accordance with the Arrangement;

      "EXCISE TAX ACT" means Part IX of the Excise Tax Act (Canada);

      "EXCLUDED ASSETS" means:

      (a) accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor and the benefit of securities for such accounts, notes and debts; and

      (b) cash on hand or in bank accounts (including cheques held for deposit);

      "EXCLUDED BUSINESSES" means the following businesses and/or investments carried on or held by the Vendor immediately prior to the Effective Time:

            (i)   diagnostic imaging;

            (ii)  water testing;

            (iii) real estate investments;

            (iv)  the Executive Health Clinics;

            (v) the Vendor's joint venture with University Health Network called Toronto Medical Laboratories; and

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            (vi)  the Vendor's financial interest in Windsor Medical
                  Laboratories;

      "LABS BUSINESS" means the clinical laboratory services business carried on by the Vendor in the Province of Ontario immediately prior to the Effective Time which, for greater certainty, excludes the Excluded Businesses;

      "PARTIES" means the Vendor and the Purchaser and "PARTY" means either one of the Vendor or the Purchaser;

      "PURCHASED ASSETS" means all the property and assets whether real or personal, tangible or intangible, of every kind and description, in which the Vendor has any right, title or interest immediately prior to the Effective Time and used solely and exclusively in the Labs Business immediately prior to the Effective Time, including the Assumed Contracts, but for greater certainty, excluding the Excluded Assets; and

      "TAX ACT" means the Income Tax Act (Canada).

      Capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Arrangement Agreement.

1.2         RULES OF CONSTRUCTION

            Unless the context otherwise requires, in this Agreement:

      (a) "AGREEMENT", "THIS AGREEMENT", "THE AGREEMENT", "HERETO", "HEREOF", "HEREIN", "HEREBY", "HEREUNDER" and similar expressions mean or refer to this Agreement as amended, restated, modified, replaced or supplemented from time to time, including any amendment to this Agreement, and any agreement or instrument supplemental hereto and the expressions "ARTICLE", "SECTION" and "SCHEDULE" followed by a number or letter mean and refer to the specified Article, Section or Schedule herein;

      (b) the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof;

      (c) "INCLUDE", "INCLUDES" and "INCLUDING" shall mean "INCLUDING WITHOUT LIMITATION" and "INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING";

      (d) words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

      (e) reference to any agreement, indenture or other instrument in writing means such agreement, indenture or other instrument in writing, as amended, restated, modified, replaced or supplemented form time to time;

      (f) reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time; and

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      (g)   time is of the essence of each provision of this Agreement.

1.3         SCHEDULES

            The following schedules are annexed to and are incorporated by reference in this Agreement:

            Schedule A - Allocation of Purchase Price

1.4         ENTIRE AGREEMENT; AMENDMENT; CONFLICT

            This Agreement, together with the Arrangement Agreement and all agreements, documents and instruments contemplated thereby, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein and therein provided. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties in the same manner as the execution of this Agreement. In the event of any conflict between the terms of this Agreement and the Arrangement, the terms of the Arrangement shall prevail.

1.5         GOVERNING LAW

            This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province, and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

1.6         SUCCESSORS AND ASSIGNS

            This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party.

                                   ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1         TRANSFER OF PURCHASED ASSETS

            At the Effective Time, the Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Vendor all right, title and interest of the Vendor in and to the Purchased Assets.

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2.2         ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS

      (a) At the Effective Time, the Vendor hereby assigns to the Purchaser and the Purchaser hereby assumes the Vendor's rights and obligations under the Assumed Contracts arising on and after or in respect of the period after the Effective Time and hereby agrees to perform and fulfil all of the Vendor's obligations thereunder and to indemnify and save harmless the Vendor against all liabilities, commitments and obligations thereunder arising on and after or in respect of the period after the Effective Time.

      (b) From and after the Effective Time, the Vendor shall remain solely responsible for:

            (i) all rights and obligations under the Assumed Contracts arising prior to or in respect of the period prior to the Effective Time; and

            (ii) all other obligations and liabilities of the Vendor, including all accounts payable and accrued liabilities in connection with the Labs Business (collectively, the "EXCLUDED LIABILITIES").

            The Vendor shall perform and fulfil, and indemnify and save harmless the Vendor against all Excluded Liabilities.

2.3         RIGHTS HELD IN TRUST

            Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment of any contract (including any Assumed Contract), licence, lease, commitment or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any material adverse way affect the rights of the Vendor. The Vendor shall co-operate with the Purchaser in obtaining the consent of the other party or parties to any of the foregoing to the assignment thereof to the Purchaser in all cases in which such consent is required for assignment or transfer and has not been obtained prior to the date hereof. The Vendor agrees to hold the benefit thereof in trust for the Purchaser and to co-operate with the Purchaser in any arrangements designed to provide to the Purchaser the benefits thereunder, including enforcement for the benefit of the Purchaser of any and all rights of the Vendor against the other party or parties thereto arising out of the cancellation by such other party or parties or otherwise.

2.4         ASSETS HELD IN TRUST

            With respect to any asset or interest of the Vendor intended to be sold, conveyed, assigned and transferred to the Purchaser on the date hereof and the title to which may not have passed to the Purchaser by virtue hereof or any agreement or instrument executed pursuant hereto, the Vendor shall hold the same in trust for the Purchaser to sell, convey, assign and transfer the same as the Purchaser may from time to time direct and the Vendor shall account to the Purchaser for all receipts, monies, profits, benefits and advantages derived by or accruing to the Vendor from any such asset or interest after the date hereof.

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                                   ARTICLE 3
                      PURCHASE PRICE AND ALLOCATION THEREOF

3.1         AGGREGATE PURCHASE PRICE

            The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Assets shall be the sum of $499,950,000 and the amount of the Assumed Liabilities, such sum being the fair market value thereof on the date hereof (the "PURCHASE PRICE").

3.2         ALLOCATION OF PURCHASE PRICE

            The aggregate consideration for the Purchased Assets, as set out in
Section 3.3, shall be allocated among, and shall be applied in payment and satisfaction of the Purchase Price for, the categories of Purchased Assets as set out in Schedule B.

3.3         PAYMENT OF PURCHASE PRICE

            In full payment and satisfaction of the Purchase Price, the Purchaser, as of the Effective Time, hereby:

      (a) assumes and agrees to perform and fulfill all obligations (contingent or otherwise) of the Vendor under the Assumed Contracts arising on and after or in respect of the period after the Effective Time in accordance with Section 2.2 (collectively, the "ASSUMED LIABILITIES"); and

      (b) issues to the Vendor, in accordance with the Arrangement, the Consideration Units.

3.4         TRANSFER TAXES

            The Purchaser shall be liable for and shall pay any and all federal, provincial and other sales, goods and services, value added, land transfer and other transfer taxes which are incurred in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser, together with all duties, registration fees or other charges incurred upon or in connection with the conveyance or transfer of the Purchased Assets.

                                    ARTICLE 4
                                  TAX ELECTIONS

4.1         SECTION 97(2) OF THE TAX ACT

            The Parties hereby agree to elect jointly under subsection 97(2) of the Tax Act in respect of the transfer of the Purchased Assets, in the prescribed form and within the prescribed time for purposes of the Tax Act, and shall therein specify that the Vendor's proceeds of disposition and the Purchaser's cost of acquiring the relevant categories of Purchased Assets are the amounts as set out in Schedule B subject to the limitations of subsection 85(1) of the Tax Act. For the purposes of subsection 97(2) and paragraph 85(1)(e.1) of the Tax Act, the properties shall be deemed to be disposed of in the order designated by the Purchaser. The

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Parties agree to jointly file corresponding elections under the provisions of applicable provincial tax legislation, upon request of the Vendor. All elections shall be prepared and filed by the Vendor.

4.2         SECTION 167 OF THE EXCISE TAX ACT

            The Parties hereby agree to elect jointly under Section 167 of the Excise Tax Act, in the prescribed form and within the prescribed time for purposes of the Excise Tax Act in respect of the purchase and sale of the Purchased Assets hereunder.

                                    ARTICLE 5
                                     GENERAL

5.1         BULK SALES ACT

            The Purchaser hereby waives compliance by the Vendor under any applicable bulk sales legislation in connection with the sale by the Vendor to the Purchaser of the Purchased Assets. 5.2 SURVIVAL OF COVENANTS

            The covenants of the Purchaser and the Vendor contained in this agreement shall survive the purchase and sale of the Purchased Assets at the Effective Time herein provided for until such covenants are performed or, by their respective terms, terminate.

5.3         NOTICES

            Any notice required or permitted to be given to any Party hereto shall be in writing and shall be validly given if delivered personally, telecopied or mailed by prepaid registered mail to that Party at the following address:

      (a)   if to the Purchaser:

            100 International Boulevard
            Toronto, Ontario
            M9W 6J6

            Attention:  General Manager
            Fax No.:  (416) 213-4215

      (b)   if to the Vendor:

            100 International Boulevard
            Toronto, Ontario
            M9W 6J6

            Attention:  General Counsel
            Fax No.:  (416) 675-4095

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            Any notice or other document delivered personally or telecopied as aforesaid shall be deemed to have been received by and given to the addressee on the day of delivery of such delivery or telecopy (or, if such day is not a business day, on the next following business day) and any such notice or other document mailed as aforesaid, shall, except in cases of postal interruption, be deemed to have been received five business days after mailing.

            Either Party may, at any time, give notice to the other Party of any change in address pursuant to the provisions of this Section 5.3.

5.4         FURTHER ASSURANCES

            Each Party shall take such actions and execute all such transfers, assignments, notices and other documents and use its commercially reasonable efforts to secure all such consents and approvals as any Party may in writing at any time from time to time reasonably request in order to give full effect to the provisions of this Agreement.

5.5         COUNTERPARTS

            This Agreement may be executed in counterparts, each of which shall constitute an original and both of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first above written.

                                       MDS LABORATORY SERVICES INC., IN ITS
                                       CAPACITY AS GENERAL PARTNER OF MDS
                                       LABORATORY SERVICES, L.P.


                                       by

                                          --------------------------------------
                                          Name:
                                          Title:


                                       MDS INC.

                                       by

                                          --------------------------------------
                                          Name:
                                          Title:


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                                   SCHEDULE B

                          ALLOCATION OF PURCHASE PRICE